FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED SECURITYHOLDERS’ AGREEMENT
          This FIRST AMENDMENT (this “Amendment”) is entered into as of this 9 day of November 2009, between XStream Systems, Inc., a Delaware corporation (the “Company”), and the Securityholders named in the Second Amended and Restated Securityholders’ Agreement dated as of August 27, 2009 (the “Securityholders’ Agreement”) between the Company and such Securityholders.
          WHEREAS, the Company and the Securityholders desire to amend the definition of the term “Option Plan” contained in the Securityholders’ Agreement in order to include the Company’s 2009 Long Term Incentive Plan and any successor plans within the meaning of the term, as hereinafter provided;
          WHEREAS, the Company and the Securityholders desire to amend the definition of the term “New Securities” contained in the Securityholders’ Agreement in order to include the grant of 1,000,000 options or other share-based award in such amount to Mr. James Lowrey within the meaning of the term, as hereinafter provided;
          WHEREAS, the Company and the Securityholders desire to amend various other sections of the Securityholders’ Agreement in order to accommodate for the Company’s anticipated initial public offering of its debt and equity securities, as hereinafter provided; and
          WHEREAS, the holders of a majority of the shares of Common Stock (on a Fully-Diluted Basis) held by the Securityholders, including a majority of the Conversion Common Shares, acting separately as a single class on a Fully-Diluted Basis, have approved and consented to this Amendment as indicated by their signatures affixed hereto.
          NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
     1. Amendments.
          (a) Section 1.1. Section 1.1 of the Securityholders’ Agreement shall be amended as follows:
          (i) The existing definition of “Option Plan” shall be deleted in its entirety and replaced with the following new definition:
          “Option Plan” means the Corporation’s Amended and Restated 2004 Stock Option Incentive Plan, as amended by that certain First Amendment, dated as of July 23, 2009, and the Corporation’s 2009 Long Term Compensation Plan, including any amendments thereto or successor plan thereof.
          (ii) The existing definition of “New Securities” shall be amended by deleting subsection (x) therein in its entirety and replacing it with the following new subsection (x):

          “(x) securities issued in connection with a Public Offering;”
and by appending the following immediately thereafter as a new subsection (xi) and renumbering the remaining subsections therein accordingly:
          “(xi) 1,000,000 incentive stock options or other share-based award in such amount to Mr. James Lowrey, current chairman and chief executive officer of the Company, approved at the August 14, 2009 meeting of the Board in consideration for services rendered to the Company;”
               (iv) The defined term “Initial Public Offering” is hereby deleted in its entirety.
               (v) The following new defined terms and their respective meanings shall each be inserted in appropriate alphabetical order:
          “IPO Effective Date” shall have the meaning specified in Section 2.2.
          “Public Offering” means any offering by the Corporation of its debt or equity securities to the public pursuant to an effective registration statement under the Securities Act, as then in effect, or any comparable statement under any similar federal statute then in force.
          (b) Section 2.2. Section 2.2 of the Securityholders’ Agreement shall be deleted in its entirety and replaced with the following new Section 2.2:
     “2.2 Holdback. Each Securityholder agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 promulgated under the Securities Act (as such rule may be amended from time to time)) of Common Stock or Conversion Common Shares, or to lend, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Stock or Conversion Common Shares, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences associated with ownership of the Common Stock or Conversion Common Shares, during the period beginning on the effective date of the registration statement relating to the initial Public Offering (the “IPO Effective Date”) and ending on the following dates:
          (a) for holders of an aggregate of 2,500 or greater shares of Common Stock and Preferred Stock (on an as-converted basis), the date that is one (1) year after the IPO Effective Date; and
          (b) for holders of less than an aggregate of 2,500 shares of Common Stock and Preferred Stock (on an as-converted basis), the date that is one hundred eighty (180) days after the IPO Effective Date.

     Each Securityholder agrees to execute a standard lock-up agreement reflecting the foregoing. In order to enforce the foregoing, the Corporation may impose stop-transfer instructions with respect to the Securities of each Securityholder until the end of such period.”
          (c) Section 6.1. Subsections (b) through (d) of Section 6.1 of the Securityholders’ Agreement shall be amended by deleting the term “Conversion Common Shares” from each of the subsections. Any grammatical or other adjustments necessary in the language surrounding any deletion of the use of the term “Conversion Common Shares,” whether for the sake of clarity or otherwise, shall be deemed to have been made and incorporated therein in all respects.
          (d) Section 7.1. Section 7.1 of the Securityholders’ Agreement shall be deleted in its entirety and replaced with the following new Section 7.1:
     “7.1 Termination. This Agreement shall terminate, and all rights and obligations hereunder shall cease (other than the provisions of Sections 2.2 (Holdback) and 2.3 (Transferees Required to Execute this Agreement), Article IV (Drag-Along Obligations), the final sentence of this Section 7.1, and Sections 7.5 through 7.8 (Confidentiality, Notices, Entire Agreement, Governing Law) and 7.13 through 7.17 (Severability, Counterparts, Interpretation, Delivery by Facsimile, Failure to Deliver Securities)), upon the occurrence of any of the following events:
          (a) The liquidation or dissolution of the Corporation, whether voluntary or involuntary, unless incidental to a reorganization of the Corporation or the distribution of its assets to a parent company;
          (b) The adjudication of the Corporation as bankrupt, the execution by it of an assignment for the benefit of creditors or the appointment of a receiver for the Corporation or a material portion of its assets, if such appointment is not vacated within 90 days after the effective date of such appointment;
          (c) The written consent of (i) the Corporation and (ii) the holders of a majority of the shares of Common Stock (on a Fully-Diluted Basis) held by the Securityholders party hereto, including a majority of the Conversion Common Shares, voting separately as a single class on a Fully-Diluted Basis;
          (d) A Change of Control Event; or
          (e) The commencement of the Corporation’s initial Public Offering.
     Upon the expiration or termination of this Agreement, the restrictive legend set forth in Section 7.4 shall promptly be removed from all certificates representing Securities.”
     2. Reference to and Effect on Securityholders’ Agreement; Reaffirmation.
          (a) Upon the effectiveness of this Amendment, each reference in the Securityholders’ Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Securityholders’ Agreement as amended hereby, and each reference to the Securityholders’ Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Securityholders’ Agreement, the Original Purchase Agreement and/or the Series D Purchase Agreement shall mean and be a reference to the Securityholders’ Agreement as amended hereby.
          (b) Except as specifically amended hereby, the Securityholders’ Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not constitute a waiver of any provision contained in the Securityholders’ Agreement, except as specifically set forth herein.
     3. Governing Law. This Amendment shall be governed by the laws of the State of Delaware without regard to the choice of law provisions of such state or any other state.
     4. Recitals. The recitals set forth above are true, accurate, and incorporated herein by reference.
     5. Miscellaneous.
          (a) Capitalized terms used herein without definition shall have the respective definitions assigned to those terms in the Securityholders’ Agreement, as amended by this Amendment.
          (b) Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Amendment.
          (c) This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that the parties need not sign the same counterpart.
          (d) Each of the parties to this Amendment has had the benefit of counsel in connection with its review and negotiation of this Amendment. Consequently, the parties confirm that this Amendment shall not be construed on the basis of any presumption or rule requiring construction or interpretation against the party drafting an agreement or instrument or causing any agreement or instrument to be drafted.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company and the Securityholders have caused this Amendment to be executed as of the day and year first above written.

XSTREAM SYSTEMS, INC.

By:	/s/ Anthony Chidoni
Name:	Anthony Chidoni
Title:	Secretary

[OMNIBUS SIGNATURE PAGES TO WRITTEN CONSENT OF A
MAJORITY OF THE SECURITYHOLDERS OF
XSTREAM SYSTEMS, INC.]